EXHIBIT 5.1

Melissa M. Gleespen
Vice President, Corporate
Secretary and Chief Compliance
Officer

February 20, 2019

CMS Energy Corporation

One Energy Plaza

Jackson, MI 49201

RE:                           CMS Energy Corporation

$630,000,000 5.875% Junior Subordinated Notes due 2079 (the “Securities”)

Ladies and Gentlemen:

I am the Vice President, Corporate Secretary and Chief Compliance Officer of CMS Energy Corporation, a Michigan corporation (the “Company”).  I address this opinion to you with respect to the issuance and sale of $630,000,000 aggregate principal amount of the Company’s Securities, issued under the Indenture dated as of June 1, 1997 between the Company and The Bank of New York Mellon, as Trustee (the “Trustee”), as amended and supplemented by certain supplemental indentures thereto including the Eighth Supplemental Indenture dated as of February 20, 2019 relating to the Securities.  The Company issued and sold the Securities pursuant to an effective shelf Registration Statement on Form S-3 (No 333-216355) (the “Registration Statement”), a Preliminary Prospectus Supplement dated February 6, 2019 to a Prospectus dated March 1, 2017, an Issuer Free Writing Prospectus that included the final terms of the transaction and a Final Prospectus Supplement dated February 6, 2019 to a Prospectus dated March 1, 2017.

In rendering the opinions expressed below, I, or attorneys acting under my supervision, have examined originals, or copies of originals certified to my satisfaction, of such agreements, documents, certificates and other statements of governmental officials and corporate officers and such other papers and evidence, as I have deemed relevant and necessary as a basis for such opinions.  I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, and the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to me for examination.  I have further assumed without investigation that each document submitted to me for review and relied upon for this opinion is accurate and complete as of the date given to the date hereof.

On the basis of such review, I am of the opinion that the Securities have been legally issued by the Company and constitute the valid and binding obligations of the Company, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, fraudulent conveyance

One Energy Plaza • Jackson, MI 49201-2357 • Tel 517 788 2158 • Fax 517 788 2543

CMS Energy Corporation

February 20, 2019

and other laws of general applicability affecting creditors’ rights generally or by general principles of equity (regardless of whether considered in a proceeding at law or in equity).

I hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on February 20, 2019 which is incorporated by reference in the Registration Statement.

Very truly yours,

/s/ Melissa M. Gleespen

Melissa M. Gleespen